                                                                  EXHIBIT 10.9.2

                        AMENDMENT TO CHANGE IN CONTROL
                              SEVERANCE AGREEMENT


        THIS AMENDMENT to Change in Control Severance Agreement (this "Amendment") is entered into by and between Sterling Commerce, Inc., a Delaware corporation (the "Company"), and ____________ (the "Executive").

        WHEREAS, the Company and the Executive entered into a Change in Control Severance Agreement, dated as of _____________ (the "Agreement");

        WHEREAS, capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Agreement; and

        WHEREAS, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive desire to amend the Agreement as set forth below.

        NOW, THEREFORE, the Company and the Executive agree as follows:

        1. Section 1(c) of the Agreement is hereby amended by deleting "retirement income and welfare" in line 2 and Section 1(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

                   (d) "Incentive Pay" means the aggregate amount (calculated to avoid duplication, on an annualized basis and with respect only to the fiscal year of the Company in which a Change in Control occurs) of the budgeted or otherwise authorized or contemplated bonus, incentive or other cash compensation, in addition to (but not including) the Executive's Base Pay, to be paid to the Executive under any bonus, incentive compensation, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company upon attainement of the objective(s) or 100% of the plan or target amount specified in such agreement, policy, plan, program or arrangement, whether or not attained at the time of termination.

        2. The parenthetical phrase "(determined in accordance with the standard set forth in Section 1(d))" within Section 4(a)(i) is hereby deleted.

        3. The first sentence of Section 4(a)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

             (ii) (A) for ________ months following the Termination Date (the "Continuation Period"), arrange at its sole expense, to provide the Executive with Employee Benefits, including without limitation, benefits under welfare plans (as that term is used in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Change in Control, and (B) such Continuation Period will be considered service with the Company for the purpose of determining service credits and benefits due and payable to the Executive under the Company's retirement income, supplemental executive retirement and other benefit plans of the Company applicable to the Executive, his or her dependents or his or her beneficiaries immediately prior to the Change in Control; provided that for purposes of this Section 4(a)(ii), Employee Benefits shall not include Incentive Pay provided for in Section 4(a)(i) and nothing in this Section 4(a) shall be construed to require the Company to make any new grants of stock options.

        4. In all other respects, the terms of the Agreement will remain in full force and effect.

        This Amendment is effective as of September 1, 1999.


                                        By:
                                            ------------------------------------
                                        Its:
                                            ------------------------------------

                                        EXECUTIVE


                                        ----------------------------------------
















                                       2